Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF and Lucas Meyer Cosmetics Agree to Acquisition Terms

NEW YORK – July 23, 2015 – International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF), a leading global creator of flavors and fragrances for consumer products, today announced that Lucas Meyer Cosmetics, a business of Unipex Group, has accepted IFF’s previously announced binding offer to acquire Lucas Meyer Cosmetics and has entered into a binding purchase agreement. The acquisition is expected to close in the third quarter of 2015.

Lucas Meyer Cosmetics is headquartered in Quebec City, Canada, with operations in France and Australia. Lucas Meyer Cosmetics develops, manufactures and markets innovative ingredients for the cosmetics and personal care industry, offering proprietary active ingredients, functional ingredients and delivery systems that address health and wellness macro-trends in the beauty industry in both the developed and emerging markets.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. IFF leverages its competitive advantages of consumer insight, research and development, creative expertise and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,200 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com; follow us on Twitter and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements concerning IFF’s expectations regarding the timing of the closing of the Lucas Meyer acquisition. These expectations are subject to risks customarily associated with acquisitions, including the ability and willingness of each of the parties to fulfill the conditions to the transaction.

Contacts:

IFF

Michael DeVeau

VP, Global Corporate Communications & Investor Relations

212-708-7164

or

Denise Gillen

Manager, Fragrances Communications

212-515-7308